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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )


                           MAHASKA INVESTMENT COMPANY
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                    559809108
                                 (CUSIP Number)


                                December 31, 2001
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule to which this Schedule is filed:

     [_]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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-------------------                                            -----------------
CUSIP No. 559809108                 SCHEDULE 13G               Page 2 of 7 Pages
-------------------                                            -----------------

--------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of Above Person (entities only)

          R. Spencer Howard
--------------------------------------------------------------------------------
 2.   Check the appropriate box if a member of a group

          N/A
--------------------------------------------------------------------------------
 3.   SEC Use Only
--------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

          Citizen of United States
          Resident of State of Kansas
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH:
--------------------------------------------------------------------------------
                     5.   Sole Voting Power

                          157,391 shares
                   -------------------------------------------------------------

                     6.   Shared Voting Power

                          5,323 shares
                   -------------------------------------------------------------
                     7.   Sole Dispositive Power

                          157,391 shares
                   -------------------------------------------------------------
                     8.   Shared Dispositive Power

                          5,323 shares
                   -------------------------------------------------------------
                     9.   Aggregate Amount Beneficially Owned by Each
                          Reporting Person

                          162,714 shares
                   -------------------------------------------------------------
10.   Check box if the aggregate amount in Row (9) excludes
      certain shares
--------------------------------------------------------------------------------

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                                                               -----------------
                                                               Page 3 of 7 Pages
                                                               -----------------
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          N/A
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row 9

          4.2%
--------------------------------------------------------------------------------
12.   Type of Reporting Person

          IN
--------------------------------------------------------------------------------

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                                                               -----------------
                                                               Page 4 of 7 Pages
                                                               -----------------

--------------------------------------------------------------------------------

ITEM 1(a).        NAME OF ISSUER.

                  Mahaska Investment Company
--------------------------------------------------------------------------------
ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

                  P. O. Box 1104
                  Oskaloosa, Iowa  52577
--------------------------------------------------------------------------------
ITEM 2(a).        NAME OF PERSON FILING.

                  R. Spencer Howard
--------------------------------------------------------------------------------
ITEM 2(b).        ADDRESS OF RESIDENCE

                  14409 Stearns
                  Overland Park
                  Kansas, 66221
--------------------------------------------------------------------------------
ITEM 2(c).        CITIZENSHIP.

                  Citizen of the United States
--------------------------------------------------------------------------------
ITEM 2(d).        TITLE OF CLASS OF SECURITIES.

                  Common Stock.
--------------------------------------------------------------------------------
ITEM 2(e).        CUSIP NUMBER.

                  559809108
--------------------------------------------------------------------------------
ITEM 3. IF THE STATEMENT IS BEING FILED PURSUANT TO SECTION 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  N/A
--------------------------------------------------------------------------------
ITEM 4.  OWNERSHIP.

         (a)      Amount Beneficially Owned: 162,714 shares

         (b)      Percent of Class:

                  4.2%
--------------------------------------------------------------------------------

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                                                               -----------------
                                                               Page 5 of 7 Pages
                                                               -----------------

--------------------------------------------------------------------------------
         (c)      (i)      Sole power to vote or direct the vote:

                           157,391 shares

                  (ii)     Shared power to vote or direct the vote:

                           5,323 shares

                  (iii)    Sole power to dispose or direct the disposition of:

                           157,391 shares

                  (iv) Shared power to dispose or to direct the disposition of:

                           5,323 shares
--------------------------------------------------------------------------------
ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  This statement is being filed to report that as of the date hereof R. Spencer Howard has ceased to be the beneficial owner of more than five percent of the securities of the Issuer.
--------------------------------------------------------------------------------
ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  N/A
--------------------------------------------------------------------------------
ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  N/A
--------------------------------------------------------------------------------
ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  N/A
--------------------------------------------------------------------------------
ITEM 9.  NOTICE OF DISSOLUTION OF A GROUP.

                  N/A
--------------------------------------------------------------------------------
ITEM 10. CERTIFICATION.
--------------------------------------------------------------------------------

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                                                               Page 6 of 7 Pages


By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                                               Page 7 of 7 Pages


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                       Signature: /s/ R. Spencer Howard
                                                  ------------------------------

Date: February 9, 2002                 Name: R. Spencer Howard
      ----------------                       -----------------------------------